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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   KIMBERLIN                         KEVIN                 B.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   535 MADISON AVENUE, 18TH FLOOR
--------------------------------------------------------------------------------
                                    (Street)

   NEW YORK                            NY                10022
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


   THE IMMUNE RESPONSE CORPORATION
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     December 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                   2A.              Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
1.             2.                  Deemed           Code         ------------------------------- Owned at End   (D) or    Indirect
Title of       Transaction         Execution        (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Security       Date                Date, if any     ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)     (mm/dd/yy)          (mm/dd/yy)        Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
par value                                                                                                                 See
$.0025 per share                                                                                 8,750          I         Note (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
par value                                                                                                                 See
$.0025 per share                                                                                 4,000          I         Note (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
par value                                                                                                                 See
$.0025 per share                                                                                56,979          I         Note (3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                            See
par value                                                                               Note                              See
$.0025 per share                                                                        (4)    448,717          I         Note (4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                            See                               See Note
par value                                                                               Note                              (16)
$.0025 per share   12/10/02                          P/C             2,259,888   A      (16)   2,259,888        I
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

                                                                          (Over)
(1)  Held by the reporting person's spouse.
(2)  Held in a retirement account for the benefit of the reporting person.
(3) Held by Kimberlin Family Partners L.P. a Colorado limited partnership, of which the reporting person is the genral partner.
(4) The reported securities were included in Units, each of which included one share of the Issuer's common stock and one warrant to purchase one share of the Issuer's common stock (which warrants have subsequently expired), purchased in 1997 for $7.80 per Unit by Kevin Kimberlin Partners, L.P., a Delaware limited partnerhsip, of which the general partner is KKP Management LLC, a Nevada limited liability company, of which the reporting person is the managing member.
--------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
               2.                                                                                          deriv-    of
               Conver-                            5.                             7.                        ative     Deriv-   11.
               sion                               Number of                      Title and Amount          Secur-    ative    Nature
               or                3A               Derivative    6.               of Underlying     8.      ities     Secur-   of
               Exer-             Deem-   4.       Securities    Date             Securities        Price   Bene-     ity:     In-
               cise     3.       ed Exe- Trans-   Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      ficially  Direct   direct
               Price    Trans-   cution  action   or Disposed   Expiration Date  ----------------  Deriv-  Owned     (D) or   Bene-
1.             of       action   Date,   Code     of(D)         (Month/Day/Year)         Amount    ative   at End    In-      ficial
Title of       Deriv-   Date     if any  Instr.   (Instr. 3,    ----------------         or        Secur-  of        direct   Owner-
Derivative     ative    (Month/  (Month/ 8)       4 and 5)      Date     Expira-         Number    ity     Month     (I)      ship
Security       Secur-   Day/     Day/    ------   ------------  Exer-    tion            of        (Instr. (Instr.   (Instr.  (Instr
(Instr. 3)     ity      Year)    Year)   Code V   (A)   (D)     cisable  Date    Title   Shares    5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Option to buy   $73.00  12/15/92          A                     Immed.   12/15/02 Common       6,250                   D
Common Stock                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to buy   $32.00   9/19/94          A                     Immed.    9/19/04 Common       1,563                   D
Common Stock                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to buy   $21.76   6/14/95          A                     Immed.    6/14/05 Common       1,563                   D
Common Stock                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to buy   $49.00   5/30/96          A                     Immed.    5/30/06 Common       1,563                   D
Common Stock                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to buy   $35.00   5/22/97          A                     Immed.    5/22/07 Common       1,563                    D
Common Stock                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to buy   $54.76   6/11/98          A                     Immed.    6/11/08 Common       1,563                    D
Common Stock                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to buy   $29.25   5/25/99          A                     Immed.    5/25/09 Common       1,563                    D
Common Stock                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to buy  $23.125   8/17/99          A                     Immed.    8/17/09 Common       1,180                    D
Common Stock                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to buy  $23.752   5/25/00          A                     Immed.    5/25/10 Common       1,563                    D
Common Stock                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to buy  $15.752  11/27/00          A                     Immed.   11/27/10 Common       7,341                    D
Common Stock                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------
                                                                        Page 2 of 6

                                                                                                                     10.
                                                                                                            9.        Owner-
                                                                                                            Number    ship
                                                                                                            of        Form
               2.                                                                                           deriv-    of
               Conver-                            5.                             7.                         ative     Deriv-  11.
               sion                               Number of                      Title and Amount           Secur-    ative   Nature
               or                3A               Derivative    6.               of Underlying      8.      ities     Secur-  of
               Exer-             Deem-   4.       Securities    Date             Securities         Price   Bene-     ity:    In-
               cise     3.       ed Exe- Trans-   Acquired (A)  Exercisable and  (Instr. 3 and 4)   of      ficially  Direct  direct
               Price    Trans-   cution  action   or Disposed   Expiration Date  ----------------   Deriv-  Owned     (D) or  Bene-
1.             of       action   Date,   Code     of(D)         (Month/Day/Year)         Amount     ative   at End    In-     ficial
Title of       Deriv-   Date     if any  Instr.   (Instr. 3,    ----------------         or         Secur-  of        direct  Owner-
Derivative     ative    (Month/  (Month/ 8)       4 and 5)      Date     Expira-         Number     ity     Month     (I)     ship
Security       Secur-   Day/     Day/    ------   ------------  Exer-    tion            of         (Instr. (Instr.   (Instr. (Instr
(Instr. 3)     ity      Year)    Year)   Code V   (A)   (D)     cisable  Date    Title   Shares     5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------

Option to buy  $15.752   11/14/00        A                      See Note 11/14/10 Common     17,659                     D
Common Stock                                                    (5)               Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to buy   $13.80    6/21/01        A                      6/22/02   6/21/11 Common      1,563                     D
Common Stock                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to buy    $2.36    6/17/02        A                      6/17/03   6/17/12 Common      1,563          40,247     D
Common Stock                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------
8% Convertible $4.6144   11/9/01         P        433,426       Immed.            Common    433,426                     I     See
Debenture due                                                                     Stock                                       Note
2004                                                                                                                          (6)
------------------------------------------------------------------------------------------------------------------------------------
Warrant to     $5.768    11/9/01         P        433,426       Immed.   11/9/11  Common    433,426         866,851     I     See
buy Common                                                                        Stock                                       Note
Stock                                                                                                                         (6)
------------------------------------------------------------------------------------------------------------------------------------
8% Convertible $4.144    02/14/02        P        429,000       Immed.            Common    429,000                     I     See
Debenture due                                                                     Stock                                       Note
2005                                                                                                                          (7)
------------------------------------------------------------------------------------------------------------------------------------
Warrant to     $4.662    02/14/02        P        429,000       Immed.   02/14/12 Common    429,000         858,000     I     See
buy Common                                                                        Stock                                       Note
Stock                                                                                                                         (7)
------------------------------------------------------------------------------------------------------------------------------------
8% Convertible $1.728    05/03/02        P      2,319,109       Immed.            Common  2,319,109                     I     See
Debenture due                                                                     Stock                                       Note
2005                                                                                                                          (8)
------------------------------------------------------------------------------------------------------------------------------------
Warrant to     $2.16     05/03/02        P      2,319,109       Immed.            Common  2,319,109       4,638,218     I     See
buy Common                                                                        Stock                                       Note
Stock                                                                                                                         (9)
------------------------------------------------------------------------------------------------------------------------------------
8% Convertible $1.9104   06/24/02        P        523,451       Immed.            Common    523,451                     I     See
Debenture due                                                                     Stock                                       Note
2005                                                                                                                          (9)
------------------------------------------------------------------------------------------------------------------------------------

                                                                        Page 3 of 6

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
               2.                                                                                          deriv-    of
               Conver-                            5.                             7.                        ative     Deriv-  11.
               sion                               Number of                      Title and Amount          Secur-    ative   Nature
               or                3A               Derivative    6.               of Underlying     8.      ities     Secur-  of
               Exer-             Deem-   4.       Securities    Date             Securities        Price   Bene-     ity:    In-
               cise     3.       ed Exe- Trans-   Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      ficially  Direct  direct
               Price    Trans-   cution  action   or Disposed   Expiration Date  ----------------  Deriv-  Owned     (D) or  Bene-
1.             of       action   Date,   Code     of(D)         (Month/Day/Year)        Amount     ative   at End    In-     ficial
Title of       Deriv-   Date     if any  Instr.   (Instr. 3,    ----------------        or         Secur-  of        direct  Owner-
Derivative     ative    (Month/  (Month/ 8)       4 and 5)      Date     Expira-        Number     ity     Month     (I)     ship
Security       Secur-   Day/     Day/    ------   ------------  Exer-    tion           of         (Instr. (Instr.   (Instr. (Instr
(Instr. 3)     ity      Year)    Year)   Code V   (A)   (D)     cisable  Date    Title  Shares     5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Warrant to     $2.388   06/24/02         P         523,451      Immed.   06/24/12 Common  523,451          1,046,901  I       See
buy Common                                                                        Stock                                       Note
Stock                                                                                                                         (9)
------------------------------------------------------------------------------------------------------------------------------------
8% Convertible $1.5968  07/11/02         P         354,858      Immed.   07/11/05 Common  354,858   $566,638          I       See
Debenture due                                                                     Stock                                       Note
2005                                                                                                                          (10)
------------------------------------------------------------------------------------------------------------------------------------
Warrant to     $1.996   07/11/02         P         354,858      Immed.   07/11/12 Common  354,858           709,716   I       See
buy Common                                                                        Stock                                       Note
Stock                                                                                                                         (10)
------------------------------------------------------------------------------------------------------------------------------------
8% Convertible $1.1852  07/30/02         P         430,068      Immed.   07/30/05 Common  430,068   $637,189          I       See
Debenture due                                                                     Stock                                       Note
2005                                                                                                                          (11)
------------------------------------------------------------------------------------------------------------------------------------
Warrant to     $1.4816  07/30/02         P        430,068       Immed.   07/30/12 Common  430,068           860,136   I       See
buy Common                                                                        Stock                                       Note
Stock                                                                                                                         (11)
------------------------------------------------------------------------------------------------------------------------------------
8% Convertible $1.1424  11/12/02         P      4,243,354       Immed.   11/12/05 Common  4,243,354 $4,849,545.79     I       See
Debenture due                                                                     Stock                                       Note
2005                                                                                                                          (12)
------------------------------------------------------------------------------------------------------------------------------------
Warrant to     $1.428   11/12/02         P      4,243,354       Immed.   11/2/12  Common  4,243,354         8,486,708 I       See
buy Common                                                                        Stock                                       Note
Stock                                                                                                                         (12)
------------------------------------------------------------------------------------------------------------------------------------
8% Convertible $1.1456  11/15/02         P        174,581       Immed.   11/15/12 Common    174,581 $200,000          I       See
Debenture due                                                                     Stock                                       Note
2005                                                                                                                          (13)
------------------------------------------------------------------------------------------------------------------------------------
Warrant to     $1.432   11/15/02         P        174,581       Immed.   11/15/12 Common    174,581           349,162 I       See
Common Stock                                                                      Stock                                       Note
                                                                                                                              (14)
------------------------------------------------------------------------------------------------------------------------------------
8% Convertible $1.0832  11/20/02         P        184,638       Immed.   11/20/12 Common    184,638 $200,000          I       See
Debenture due                                                                     Stock                                       Note
2005                                                                                                                          (14)
------------------------------------------------------------------------------------------------------------------------------------

                                                                        Page 4 of 6

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
               2.                                                                                          deriv-    of
               Conver-                            5.                             7.                        ative     Deriv-   11.
               sion                               Number of                      Title and Amount          Secur-    ative    Nature
               or                3A               Derivative    6.               of Underlying     8.      ities     Secur-   of
               Exer-             Deem-   4.       Securities    Date             Securities        Price   Bene-     ity:     In-
               cise     3.       ed Exe- Trans-   Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      ficially  Direct   direct
               Price    Trans-   cution  action   or Disposed   Expiration Date  ----------------  Deriv-  Owned     (D) or   Bene-
1.             of       action   Date,   Code     of(D)         (Month/Day/Year)         Amount    ative   at End    In-      ficial
Title of       Deriv-   Date     if any  Instr.   (Instr. 3,    ----------------         or        Secur-  of        direct   Owner-
Derivative     ative    (Month/  (Month/ 8)       4 and 5)      Date     Expira-         Number    ity     Month     (I)      ship
Security       Secur-   Day/     Day/    ------   ------------  Exer-    tion            of        (Instr. (Instr.   (Instr.  (Instr
(Instr. 3)     ity      Year)    Year)   Code V   (A)   (D)     cisable  Date    Title   Shares    5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Warrant to     $1.3540  11/20/02         P        184,638       Immed.   11/20/12 Common   184,638         369,276   I        See
buy Common                                                                        Stock                                       Note
Stock                                                                                                                         (14)

------------------------------------------------------------------------------------------------------------------------------------
8% Convertible $0.8128  11/27/02         P       264,518        Immed.   11/27/12 Common   264,518 $215,000          I        See
Debenture due                                                                     Stock                                       Note
2005                                                                                                                          (15)
------------------------------------------------------------------------------------------------------------------------------------
Warrant to     $1.0160  11/27/02         P       264,518        Immed.   11/27/12 Common   264,518         529,036   I        See
buy Common                                                                        Stock                                       Note
Stock                                                                                                                         (15)
------------------------------------------------------------------------------------------------------------------------------------
8% Convertible $1.11852 12/10/02         P       234,830        Immed.   12/10/12 Common   234,830 $278,320.18       I        See
Debenture due                                                                     Stock                                       Note
2005                                                                                                                          (16)
------------------------------------------------------------------------------------------------------------------------------------
Warrant to     $1.4816  12/10/02         P       234,830        Immed.   12/10/02 Common   234,830                   I        See
buy Common                                                                        Stock                                       Note
Stock                                                                                                                         (16)
------------------------------------------------------------------------------------------------------------------------------------
8% Convertible $0.885   12/10/02         C       See Note       converted                  See Note                  I        See
Debenture due                                        (16)                                  (16)                               Note
2005                                                                                                                          (16)
------------------------------------------------------------------------------------------------------------------------------------
Warrant to              12/10/02         H                See   cancelled                  See Note                  I        See
buy Common                                               Note                              (16)                               Note
Stock                                                    (16)                                                                 (16)
------------------------------------------------------------------------------------------------------------------------------------
8% Convertible $0.0885  12/10/02         C       See Note       converted                  See Note                  I        See
Debenture due                                        (16)                                  (16)                               Note
2005                                                                                                                          (16)
------------------------------------------------------------------------------------------------------------------------------------
Warrant to              12/10/02         H                See   cancelled                  See Note                  I        See
buy Common                                               Note                              (16)                               Note
Stock                                                    (16)                                                                (16)
------------------------------------------------------------------------------------------------------------------------------------
8% Convertible $0.885   12/10/02         C      See Note        converted                  See Note                  I       See
Debenture due                                       (16)                                   (16)                              Note
2005                                                                                                                         (16)
------------------------------------------------------------------------------------------------------------------------------------
Warrant to              12/10/02         H                See   cancelled                  See Note                  I       See
buy Common                                               Note                              (16)                              Note
Stock                                                     (16)                                                               (16)
------------------------------------------------------------------------------------------------------------------------------------
Class A        $1.328   12/10/02         P     2,259,888           Immed.         Common   2,259,888                 I       See
Warrant                                                                           Stock                                      Note
                                                                                                                             (16)
                                                                                  Class B
                                                                                  Warrants
                                                                                           2,259,888
------------------------------------------------------------------------------------------------------------------------------------
                                                                        Page 5 of 6

(5)  An equal portion of the options to purchase 17,659 shares of the Issuer's common stock, which were granted to the reporting person on November 14, 2000, vest each day that the reporting person remains a member of the Issuer's board of directors, with the entire grant to become fully vested on January 1, 2003.
(6)  On November 9, 2001, Kevin Kimberlin Partners, L.P., a Delaware limited partnership, of which the general partner is KKP
     Management LLC, a Nevada limited liability company, of which the reporting person is the managing member, purchased (a) a promissory note initially convertible into 433,425 shares of the Issuer's common stock and (b) a warrant to purchase 433,425 shares of the Issuer's common stock.
(7)  On February 14, 2002, Oshkim Limited Partnership, of which the reporting person is an affiliate, purchased (a) a promissory note initially convertible into 429,000 shares of the Issuer's common stock and (b) a warrant to purchase 429,000 shares of the
     Issuer's common stock.
(8)  On May 3, 2002, Oshkim Limited Partnership, of which the reporting person is an affiliate, purchased (a) a promissory note initially convertible into 2,319,109 shares of the Issuer's common stock and (b) a warrant to purchase 2,319,109 shares of the
     Issuer's common stock.
(9)  On June 24, 2002, Oshkim Limited Partnership, of which the reporting person is an affiliate, purchased (a) a promissory note initially convertible into 523,450 shares of the Issuer's common stock and (b) a warrant to purchase 523,450 shares of the
     Issuer's common stock. The promissory note is alternatively convertible (at the option of the reporting person and subject to the receipt of all necessary corporate and regulatory approvals) into 10 units (rather than the Issuer's common stock) to be sold by the Issuer as part of a contemplated private offering of units comprised of the Issuer's common stock and warrants.
(10) On July 11, 2002, The Kimberlin Family 1998 Irrevocable Trust, of which the reporting person is an affiliate, purchased (a) a promissory note initially convertible into 354,858 shares of the Issuer's common stock and (b) a warrant to purchase 354,858 shares of the Issuer's common stock. The promissory note is alternatively convertible (at the option of the reporting person and subject to the receipt of all necessary corporate and regulatory approvals) into units (at a price of $100,000 per unit) to be sold by the Issuer as part of a contemplated private offering of units comprised of the Issuer's common stock and warrants.
(11) On July 30, 2002, The Kimberlin Family 1998 Irrevocable Trust, of which the reporting person is an affiliate, purchased (a) a promissory note initially convertible into 537,621 shares of the Issuer's common stock and (b) a warrant to purchase 537,621 shares of the Issuer's common stock. $433,362 of the promissory note is alternatively convertible (at the option of the reporting person and subject to the receipt of all necessary corporate and regulatory approvals) into units (at a price of
     $100,000 per unit) to be sold by the Issuer as part of a contemplated private offering of units comprised of the Issuer's common stock and warrants.
(12) On November 12, 2002, Cheshire Associates LLC, of which the reporting person is a related party, purchased (a) a promissory note initially convertible into 4,243,354 shares of the Issuer's common stock and (b) a warrant to purchase 4,243,354 shares of the Issuer's common stock.
(13) On november 15, 2002,  Cheshire  Associates LLC, of which the reporting  person is a related party,  purchased (a) a promissory note initially convertible into 174,581 shares of the Issuer's common stock and (b) a warrant to purchase 174,581 shares of the
     Issuer's common stock.
(14) On November 20, 2002, Cheshire Associates LLC, of which the reporting person is a related party, purchased (a) a promissory note initially convertible into 184,638 shares of the Issuer's common stock and (b) a warrant to purchase 184,638 shares of the
     Issue's common stock.
(15) On November 27, 2002, Cheshire Associates LLC, of which the reporting person is a related party, purchased (a) a promissory note initially convertible into 264,518 shares of the Issuer's common stock and (b) a warrant to purchase 264,518 shares of the
     Issuer's common stock.
(16) On December 10, 2002, Cheshire Associates LLC, of which the reporting person is a related party, converted (a) the $1,000,000 principal amount of the 8% Convertible Secured Promissory Note, dated June 24, 2002, issued by the Company to Oshkim and subsequently contributed to Cheshire Associates LLC, plus accrued interest thereon, (b)  the $566,638 principal amount of the
     8% Convertible Secured Promissory Note, dated July 11, 2002, issued by the Company to the Kimberlin Trust and subsequently contributed to Cheshire Associates LLC, plus accrued interest thereon, and (c) $376, 413 of the principal amount of the 8%
     Convertible Secured Promissory Note, dated July 30, 2002, issued by the Company to the Kimberlin Trust and subsequently contributed to Cheshire Associates LLC, into an aggregate of 20 Units sold by the Issuer as part of a private offering of Units completed on December 10, 2002.  Each of the warrants relating to such notes was cancelled.  Each Unit consists of (a) shares of the Issuer's common stock and (b) Class A warrants to purchase initially (i) one share of Common stock and (ii) one Class B warrant to purchase initially one share of common stock.  The number of (x) shares of Common Stock and (y) Class A Warrants per
     Unit is equal in each case to the purchase price of $100,000 per Unit divided by $0.885. Cheshire Associates' 20 Units consist of 2,259,888 shares of the Issuer's common stock and 2,259,888 Class A warrants in the aggregate.  On December 10, 2002
     Cheshire Associates LLC also purchased (a) a promissory note initially convertible into 234,830 shares of the Issuer's common stock and (b) a warrant to purchase 234,830 shares of the Issuer's common stock.  Such note and warrant were issued in consideration for the partial conversion and subsequent cancellation of the 8% Convertible Secured Promissory Note, dated July
     30, 2002 (and the corresponding warrants).


     THE NUMBER OF SHARE AND PRICE PER SHARE AMOUNTS SET FORTH IN THIS FORM HAVE BEEN CALCULATED TO TAKE INTO ACCOUNT THE EFFECTS OF
     THE 1 FOR 4 REVERSE STOCK SPLIT EFFECTED ON OR ABOUT OCTOBER 9, 2002 BY THE ISSUER.
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


        /s/ Kevin B. Kimberlin                              December 30, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

                                                                     Page 6 of 6